EXHIBIT 15

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

May 11, 2010

Beckman Coulter, Inc.

250 S. Kraemer Boulevard

Brea, California 92821-6208

With respect to the registration statement on Form S-8 to be filed by Beckman Coulter, Inc. on or about May 11, 2010, we acknowledge our awareness of the use therein of our report dated May 5, 2010, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Irvine, California
May 11, 2010